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                                                                    Exhibit 3.27

                           ARTICLES OF INCORPORATION

                                       OF

                           REBEL STUDIO RENTALS, INC.
                            a California corporation

                                       I

          The name of this corporation is Rebel Studio Rentals, Inc.

                                       II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the general corporation laws of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

          The name and address in the State of California of this corporation's initial agent for service of process is:

          IRWIN R. MILLER
          16133 Ventura Blvd., Suite 920
          Encino, CA 91436-2444

                                       IV

          This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is 1,000, the issued shares shall be half of record by not more than 35 shareholders.

                                       V

          This corporation is a close corporation.

DATED:  February 16, 1995

                              /S/ Irwin R. Miller
                              --------------------------------------
                              IRWIN R. MILLER
                              Incorporator


                              IRWIN R. MILLER
                              --------------------------------------